Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

OF

SPORTS SOURCE, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Sports Source, Inc., a Delaware corporation, hereby certifies as follows:

1.    The name of the corporation (hereinafter called the “Corporation”) is Sports Source, Inc. The date of the filing of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was November 15, 2004.

2.    The Certificate of Incorporation, filed on November 15, 2004, is hereby amended to change the name of the Corporation to New Oriental Energy & Chemical Corp. by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST, the following new Article FIRST:

“FIRST: The name of this Corporation is “New Oriental Energy & Chemical Corp.”

3.    The Certificate of Incorporation is hereby further amended by striking out Article FOURTH thereof and by substituting in lieu of Article FOURTH the following Article FOURTH:

“FOURTH: The amount of total authorized capital stock of this Corporation shall be 40,000,000 shares, divided as follows: (i) 30,000,000 shares of Common Stock, with $0.001 par value (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, with $0.001 par value (the “Preferred Stock”).

4.    The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed this 21st day of November, 2006.

/s/ Wang Gui Quan
Wang Gui Quan, President and Director